Evolent Health Elects Kenneth A. Samet to Board of Directors

Washington, D.C. (September 2, 2015) - Evolent Health, the leader in helping progressive health care systems build and own the path to value-based care, today announced Kenneth A. Samet has been elected to Evolent’s board of directors.

In his current role as MedStar Health President and Chief Executive Officer, Samet provides strategic oversight and management to the largest health care provider in the Maryland and Washington, D.C. region, a $ 5.0 billion not-for-profit health system comprised of 10 hospitals and a comprehensive network of health-related businesses. Prior to serving as the CEO of MedStar, Samet was responsible for all aspects of system-wide operations as MedStar’s first Chief Operating Officer since the inception of the system in 1998. Previously, he held a number of leadership positions at MedStar Washington Hospital Center and Medlantic Healthcare Group. Samet is also a board member at several Washington institutions; including Georgetown University and the United Way of the National Capital Area.

“Mr. Samet brings over 30 years of visionary health care experience to our board, and he has been a strong supporter of Evolent’s mission since our inception,” said Frank Williams, Evolent’s Chief Executive Officer. “This new step in our partnership is further testament to the strong relationship our organizations have developed and to the progress we’ve made working with our partners in improving the quality of health care delivery.”

“I’ve been a long-time believer in the Evolent mission, which closely aligns with MedStar’s own objectives to improve the health of our communities by advancing the quality of care delivery and lowering costs,” said Samet. “I have tremendous respect for Evolent’s provider-led and integrated approach to value-based care and how the company has grown to deliver this model to providers across the country.”

About Evolent Health

Evolent Health partners with leading health systems to drive value-based care transformation. By providing clinical, analytical and financial capabilities, Evolent helps physicians and systems achieve superior quality and cost results. Evolent’s approach breaks down barriers, aligns incentives and powers a new model of care delivery resulting in meaningful alignment between providers, payers, physicians and patients.

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Media Contacts:

Claire Egan
cegan@evolenthealth.com
571.389.6100

Rob Cronin
rcronin@wcgworld.com
917.414.5289